Exhibit 10.21
THE MCGRAW-HILL COMPANIES, INC.
SENIOR EXECUTIVE SUPPLEMENTAL
DEATH, DISABILITY & RETIREMENT BENEFITS PLAN
(As Amended January 24, 2006)
The McGraw-Hill Companies, Inc. desires to retain the services of and provide rewards and incentives to members of a select group of management employees who contribute to the success of the Company.
In order to achieve this objective, the Company has adopted the following Senior Executive Supplemental Death, Disability & Retirement Benefits Plan to provide disability or supplemental retirement benefits for certain management employees who become Members of the Plan and supplemental death benefits for the Beneficiaries of deceased Members.
ARTICLE I
TITLE AND EFFECTIVE DATE
     Section 1.01 This Plan shall be known as the McGraw- Hill Companies, Inc. Senior Executive Supplemental Death, Disability & Retirement Benefits Plan (hereinafter referred to as the “Plan”).
     Section 1.02 The Effective Date of this Plan shall be the date the Plan becomes effective upon approval by the Board of Directors.

ARTICLE II
DEFINITIONS
     As used herein, the following words and phrases shall have the meanings specified below unless a different meaning is clearly required by the context:
     Section 2.01 The terms “Actuarial Equivalent” or “Actuarially Determined” shall mean a benefit of equivalent value when computed on the basis of 7% interest compounded annually and the 1971 group mortality tables (determined separately by sex). In the event of a Change of Control, the definitions in this Section 2.01 cannot be changed.
     Section 2.02 The term “Attained Age” shall mean the age of a Member as of his or her last birthday.
     Section 2.03 The term “Beneficiary” shall mean the person, persons, or entity designated by the Member to receive any benefits under this Plan. Any Beneficiary Designation shall be made in a written instrument filed with the Company and shall become effective only when accepted and acknowledged in writing by the Company.
     Section 2.04 The term “Board of Directors” shall mean the Board of Directors of the Employer.
     Section 2.05 The term “Cause” shall mean the employee’s misconduct in respect of the employee’s obligations to the Company or other acts of misconduct by the employee occurring during the course of the employee’s employment, which in either case results in or could reasonably be expected to result in material damage to the property, business or reputation of the Company; provided, that in no event shall unsatisfactory job performance alone be deemed to be “Cause”; and provided, further, that no termination of employment that is carried out at the request of a person seeking to accomplish a Change in Control or otherwise in anticipation of a Change in Control shall be deemed to be for “Cause”.
     Section 2.06 The term “Change of Control” shall mean: (i) An acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then outstanding shares of common stock of the Corporation (the “Outstanding Corporation Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Corporation Voting Securities”); excluding, however, the following:

     (1) any acquisition directly from the Corporation, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Corporation; (2) any acquisition by the Corporation; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any entity controlled by the Corporation; or (4) any acquisition pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (iii) of this definition; or
     (ii) A change in the composition of the Board of Directors such that the individuals who, as of the effective date of the Plan, constitute the Board of Directors (such Board of Directors shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, for purposes of this definition, that any individual who becomes a member of the Board of Directors subsequent to the effective date of the Plan, whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board of Directors and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors shall not be so considered as a member of the Incumbent Board; or
     (iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation (“Corporate Transaction”); excluding, however, such a Corporate Transaction pursuant to which (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be,

     (2) no Person (other than the Corporation, any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction, and (3) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or
     (iv) The approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.
     Section 2.07 The term “Committee” shall mean the Compensation Committee of the Board of Directors.
     Section 2.08 The term “Death Benefit” shall mean any benefit paid to a Beneficiary upon the death of a Member as provided under the terms of this Plan.
     Section 2.09 The term “Disability” or “Disabled” shall mean eligibility for disability benefits under the terms of the Employer’s Long-Term Disability Plan in effect at the time the Member becomes disabled.
     Section 2.10 The term “Early Retirement” shall mean the date of a Member’s retirement during the period commencing on the first day of the month coincident with or immediately following the Member’s fiftieth (50th) birthday and ending on the Member’s Normal Retirement Date.
     Section 2.11 The term “Effective Date” shall mean the date the Plan becomes effective upon approval by the Board of Directors.
     Section 2.12 The term “Employer” shall mean The McGraw-Hill Companies, Inc., its successors, any subsidiary or affiliated organizations authorized by the Board of Directors of The McGraw-Hill Companies, Inc. or the Committee to participate in this Plan with respect to their Members, and subject to the provisions of Article X, any organization into which or with which the Employer may merge or consolidate or to which all or substantially all of its assets may be transferred.

     Section 2.13 The term “Final Monthly Earnings” shall mean
     (i) For purposes of Article IV and Article X, (1) the sum of (x) a Member’s highest rate of annual base salary in effect during the 36-month period immediately preceding retirement (other than pursuant to Section 4.02), termination without Cause pursuant to Section 4.03, or termination following Change of Control as provided in Article X, and (y) the Member’s highest 100% target annual short-term incentive opportunity during that same 36-month period (2) divided by 12; or
     (ii) For purposes of Article VI, (1) the greater of (A) 1.5 times a Member’s annual base salary in effect immediately preceding the date of the Member’s Disability or (B) the sum of (x) the Member’s highest rate of annual base salary in effect during any portion of such 36-month period occurring prior to January 1, 2005, and during which the Member participated in the Plan, and (y) the Member’s highest 100% target annual short-term incentive opportunity during that same portion of such 36-month period (2) divided by twelve.
     Section 2.14 The term “Good Reason” shall mean voluntary termination based on any of the following: (1) reduction in the employee’s base salary, (2) reduction of the employee’s incentive compensation award opportunities, (3) transfer of the employee to a principal business location so as to increase the distance between the principal business location and such employee’s place of residence at the time of the Change of Control by more than thirty-five miles, (4) significant reduction in the employee’s responsibilities and status within the Company or a change in the employee’s title or office without prior written consent, (5) involuntary discontinuation of the employee’s participation in any life insurance, health and accident or disability plan maintained by the Company, (6) involuntary elimination of the employee’s paid vacation or (7) for any reason during the 30-day period following the first anniversary of a Change of Control.
     Section 2.15 The term “Member” shall mean an employee who is part of a select group of management and has become a Member as provided in Article III hereof.
     Section 2.16 The term “Monthly Disability Income” shall mean a monthly income due a Disabled Member as provided in Article VI hereof.
     Section 2.17 The term “Monthly Retirement Income” shall mean a monthly income due a Retired Member which shall commence as of his Retirement Date and continue for the period provided herein.
     Section 2.18 The term “Normal Retirement Date” shall mean the first day of the month coincident with or immediately following the Member’s sixty-fifth (65th) birthday.
     Section 2.19 The term “Plan” shall mean the The McGraw-Hill Companies, Inc. Senior Executive Supplemental Death, Disability & Retirement Benefits Plan.

     Section 2.20 The term “Primary Social Security” shall mean the estimated Primary Insurance Amount (payable monthly) available to a Member at age sixty-two (62), or his Retirement Date, whichever is later, under the Social Security Act in effect at the Member’s Retirement Date.
     Section 2.21 The term “Qualified Plan” shall mean the Employee Retirement Plan of The McGraw-Hill Companies, Inc. and its subsidiaries; the Retirement Plan for Employees of Standard & Poor’s Corporation and Participating subsidiaries; the Employee Retirement Income Plan of The McGraw-Hill Companies Broadcasting Company, Inc. and its subsidiaries, and any amendments or successor plans thereto.
     Section 2.22 The term “Retired Member” shall mean any Member of the Plan who has qualified for retirement and has retired, and who is eligible to receive a Monthly Retirement Income by direction of the Committee. The term “Retired Member” shall also include any Member terminated without Cause and who is eligible to receive a Monthly Retirement Income pursuant to Section 4.03, and any Member for whom the Committee has approved a Monthly Retirement Income under Section 4.02.
     Section 2.23 The term “Retirement Date” shall mean the first day of the month coinciding with or immediately following the month the Member terminates employment due to any of the following: (1) retirement pursuant to Sections 4.01 or 4.03, (2) termination without Cause pursuant to Section 4.03, or (3) termination without Cause or retirement if so approved by the Committee pursuant to Section 4.02.

ARTICLE III
MEMBERSHIP IN THE PLAN
     Section 3.01 Eligibility for membership in this Plan shall be determined by the Committee in its sole discretion, on an individual basis. The Committee shall also have the right to remove a Member from the Plan at any time in its sole discretion if the Member is no longer eligible to participate in the Plan under the terms of Section 3.04. However, a Member whose benefits under the Plan have commenced to be paid shall not be removed from membership in the Plan and such benefits shall not be terminated thereafter for any reason. Notwithstanding anything contained herein to the contrary, after a Change of Control has occurred, Article X shall be applicable to a Member who is removed from the Plan.
     Section 3.02 If a Member whose benefits under the Plan have not commenced to be paid is removed from the Plan under Section 3.01, all future benefits payable under this Plan to the Member or his beneficiary shall cease.
     Section 3.03 Subject to Section 10.02 hereof, the payment of benefits to the Member or his Beneficiary under this Plan is conditioned upon the continuous employment of the Member by the Employer (including periods of disability and authorized leaves of absence) from the date of the Member’s participation in the Plan until the Member’s Retirement Date, Disability or Death, whichever first occurs.
     Section 3.04 Employees who are selected to participate in the Plan shall be chosen from those top management employees whose compensation is determined by Hay Points without regard to salary grades.

ARTICLE IV
MONTHLY RETIREMENT INCOME
     Section 4.01 A Member who retires on his Normal Retirement Date shall be entitled to receive a Monthly Retirement Income under this Plan as calculated by the Committee. The amount of a Member’s Monthly Retirement Income shall be 55% of Final Monthly Earnings reduced by the amounts set forth in Sections 4.01(a), 4.01(b), 4.01(c) and 4.01(d).
     Section 4.01(a) One hundred percent (100%) of his monthly Primary Social Security benefit payable at his Retirement Date under the Social Security law in effect at that time.
     Section 4.01(b) One hundred percent (100%) of the monthly income, received from the Qualified Plan and the Excess Benefit Plan as of his Retirement Date. Such amount shall be actuarially determined as a life annuity payable in equal monthly installments, regardless of the actual form of payment.
     Section 4.01(c) One hundred percent (100%) of benefits received from the qualified pension plans of any previous employers. Such amounts shall be actuarially determined as a life annuity payable in equal monthly installments, regardless of the actual form of payment.
     Section 4.01(d) The annuity value of the hypothetical account balance maintained in accordance with the Qualified Plan as of his Retirement Date. This amount shall be determined, in accordance with the rules of the Qualified Plan for this determination, as a life annuity payable in equal monthly installments. This value will be determined so as to reflect the same reduction for early commencement as the Qualified Plan benefit in Section 4.01(b).
     Section 4.02 A Member (A) between the ages of 50-54 who elects Early Retirement or whose employment is terminated by the Employer other than for Cause and who has ten years or more of continuous service with the Employer, or (B) who elects Early Retirement or whose employment is terminated by the Employer other than for Cause subsequent to attaining age 55 and less than ten years of continuous service with the Employer, may, with the written approval of the Committee, receive a Monthly Retirement Income, if any, in such amount and containing such terms and conditions as may be determined by the Committee. Further, a Member for whom the Committee has approved a Monthly Retirement Income under this Section and who is between the ages of 50-54, shall begin to receive upon attaining age 55 such Monthly Retirement Income as described in this Section 4.02.

If such Member dies, however, before attaining age 55 and the Member had elected a joint and survivor annuity option at the time of such Member’s retirement or termination of employment, then the deceased Member’s spouse, if such spouse is still surviving, shall receive reduced Monthly Retirement Income payments hereunder at the time when the deceased Member would have attained age 55.
If a Member is approved for a Monthly Retirement Income payment under this Section 4.02, the Member also may be entitled to receive a post-retirement Death Benefit in accordance with the provisions of Section 5.03, provided at the time the Monthly Retirement Income payment is approved hereunder for the Member the Committee also approves the payment of the post-retirement Death Benefit for the Member.
     Section 4.03 A Member who has attained age 55, has ten years or more of continuous service with the Employer and either elects Early Retirement or is terminated by the Employer other than for Cause, shall receive a Monthly Retirement Income equal to 55% of Final Monthly Earnings reduced by 4% for every year that the Member’s Attained Age on his Retirement Date is less than 65 to reflect the fact that such income shall begin on the first day of the first month immediately following the month in which the Member retires or is terminated other than for Cause, as set forth in the following table:
MONTHLY

			RETIREMENT
			INCOME AS A
ATTAINED AGE	BENEFIT FORMULA		PERCENT OF
AT RETIREMENT	AS A % OF FINAL	REDUCTION	FINAL MONTHLY
OR TERMINATION	MONTHLY EARNINGS	FACTOR	EARNINGS
55	55%	4.00	33.0%
56	55	3.60	35.2
57	55	3.20	37.4
58	55	2.80	39.6
59	55	2.40	41.8
60	55	2.00	44.0
61	55	1.60	46.2
62	55	1.20	48.4
63	55	.08	50.6
64	55	.04	52.8
A Member’s Monthly Retirement Income shall be further reduced by the amounts set forth in Sections 4.03(a), 4.03(b), 4.03(c) and 4.03(d).

     Section 4.03(a) One hundred percent (100%) of his Primary Social Security benefit payable at his Retirement Date under the Social Security law in effect at that time. A Member who retires prior to age 62 shall have his benefits reduced by his Primary Social Security payable at age 62 regardless of whether it is received.
     Section 4.03(b) One hundred percent (100%) of the monthly income, calculated in the form of a straight life annuity, that he receives from the Qualified Plan and the Excess Benefit Plan. Such amount shall be actuarially determined as a life annuity payable in equal monthly installments, regardless of the actual form of payment.
     Section 4.03(c) One hundred percent (100%) of benefits received from the qualified pension plans of any previous employers. Such amounts shall be Actuarially Determined as a life annuity payable in equal monthly installments, regardless of the actual form of payment.
     Section 4.03(d) The annuity value of the hypothetical account balance maintained in accordance with the Qualified Plan as of his Retirement Date. This amount shall be determined, in accordance with the rules of the Qualified Plan for this determination, as a life annuity payable in equal monthly installments. This value will be determined so as to reflect the same reduction for early commencement as the Qualified Plan benefit in Section 4.03(b).
     Section 4.04 A Member who has less than ten years of continuous service with the Employer and who elects Early Retirement without the written consent of the Committee shall not be entitled to receive a Monthly Retirement Income under the terms of this Plan.
     Section 4.05 If a Member remains in the employ of the Company subsequent to his Normal Retirement Date, no Monthly Retirement Income shall be paid until his actual Retirement Date. At that time he shall be entitled to receive a Monthly Retirement Income calculated as though he had retired on his Normal Retirement Date.
     Section 4.06 The basic form of Monthly Retirement Income (to which the formula indicated in Section 4.01 applies) shall be a monthly income commencing on the Member’s Retirement Date and continuing for his life. Alternatively, the Member shall be entitled to receive any actuarially equivalent payment form that is permitted under the Company’s Qualified Plan.

ARTICLE V
DEATH BENEFITS
     Section 5.01 In the event of the death of a Member or a Disabled Member prior to his Retirement Date, in lieu of a Monthly Retirement Income or Monthly Disability Benefit, the Member’s Beneficiary shall be entitled to receive a lump sum Death Benefit within 60 days following the Member’s date of death. Such pre-retirement Death Benefit shall be equal to 400% of the Member’s annual base salary in effect at the time of his death.
     Section 5.02 In the event of the death of a Retired Member subsequent to attaining age 55, the Member’s Beneficiary shall be entitled to receive a lump sum Death Benefit in an amount equal to one hundred percent (100%) of the Member’s annual base salary in effect at the Member’s Retirement Date. This Death Benefit is in addition to any Monthly Retirement Income benefits that may be payable to a Member’s Beneficiary.
     Section 5.03 In the event of the death of a Member who has been approved for a Monthly Retirement Income payment and for a Death Benefit under Section 4.02, the Member’s Beneficiary shall be entitled to receive a lump sum Death Benefit in an amount equal to one hundred percent (100%) of the Member’s annual base salary in effect at the time of the Member’s retirement or termination of employment.

ARTICLE VI
DISABILITY BENEFITS
     Section 6.01 If a Member is determined to be Disabled prior to his Normal Retirement Date, the Disabled Member shall be entitled to receive a Monthly Disability Income equal to fifty percent (50%) of the Member’s Final Monthly Earnings reduced by Sections 6.01(a), 6.01(b) and 6.01(c). Such income benefit shall be payable to the Member until the attainment of age 65 or death, whichever first occurs.
     Section 6.01(a) One hundred percent (100%) of his monthly benefit received from the Company’s Basic Long-Term Disability Plan, payments from Social Security, Workers’ Compensation and/or other federal, state or employer group insurance plans.
     Section 6.01(b) One hundred percent (100%) of his monthly income paid from the Qualified Plan. Such amount shall be actuarially determined as a life annuity payable in equal monthly installments, regardless of the actual form of payment.
     Section 6.01(c) One hundred percent (100%) of benefits received from the qualified pension plans of any previous employers. Such amounts shall be actuarially determined as a life annuity payable in equal monthly installments, regardless of the actual form of payment.
     Section 6.02 Upon attaining age 65, the Disabled Member shall be entitled to receive a Monthly Retirement Income under Section 4.01.

ARTICLE VII
PLAN ADMINISTRATION
     Section 7.01 The Compensation Committee shall administer the Plan and keep records of individual Member benefits.
     Section 7.02 The Committee shall have the authority to interpret the Plan, to adopt and review rules relating to the Plan and to make any other determinations for the administration of the Plan.
     Subject to the terms of the Plan, the Committee shall have exclusive jurisdiction (i) to select the employees eligible to become Members, (ii) to determine the eligibility for, and form and method of any benefit payments, (iii) to establish the timing of benefit distributions, (iv) to settle claims according to the provisions in Article VIII and (v) to remove Members from participation in the Plan.

ARTICLE VIII
NAMED FIDUCIARY AND CLAIMS PROCEDURE
     Section 8.01 The Named Fiduciary of the Plan and for purposes of the claims procedure under this Plan is the Chief Human Resources Officer of the Employer.
     Section 8.01(a) The business address and telephone number of the Named Fiduciary under this Plan is:
The McGraw-Hill Companies, Inc.
1221 Avenue of the Americas
New York, NY 10020
(212) 512-2000
     Section 8.01(b) The Employer shall have the right to change the Named Fiduciary of the Plan created under this Plan. The Employer shall also have the right to change the address and telephone number of the Named Fiduciary. The Employer shall give the Members written notice of any change of the Named Fiduciary, or any change in the address and telephone number of the Named Fiduciary.
     Section 8.02 Benefits shall be paid in accordance with the provisions of this Plan. The Member, or his Beneficiary or Contingent Beneficiary (hereinafter collectively referred to as the “Claimant”) shall make a written request for the benefits provided under this Plan. This written claim shall be mailed or delivered to the Named Fiduciary by registered mail.
     Section 8.03 If the claim is denied, either wholly or partially, notice of the decision shall be sent by registered mail to the Claimant within a reasonable time period. This time period shall not exceed 90 days after receipt of the claim by the Named Fiduciary.

ARTICLE IX
MISCELLANEOUS
     Section 9.01 Subject to Section 10.02 hereof, nothing contained in this Plan shall be deemed to give any Member or employee the right to be retained in the service of the Employer or to interfere with the right of the Employer to discharge any Member or employee at any time regardless of the effect which such discharge shall have upon him as a Member of the Plan.
     Section 9.02 The rights of the Member, the Beneficiary of the Member, or any other person claiming through the Member under this Plan, shall be solely those of an unsecured general creditor of the Employer.
     Section 9.03 The Plan does not involve a reduction in salary for the Member or the foregoing of an increase in future salary by the Member.
     Section 9.04 A Retired Member shall not be considered an employee for any purpose under the law.
     Section 9.05 If no Beneficiary has been designated or survives a Member, any amounts to be paid to the Member’s Beneficiary shall be paid to the Member’s estate.
     Section 9.06 Except insofar as this provision may be contrary to applicable law, no sale, transfer, alienation, assignment, pledge, collateralization, or attachment of any benefits under this Plan shall be valid or recognized by the Committee.
     Section 9.07 Subject to Section 10.01 hereof the Employer reserves the right at any time and from time to time, by action of the Committee or its Board of Directors to terminate, modify or amend, in whole or in part, any or all of the provisions of the Plan, including specifically the right to make any such amendments effective retroactively; provided that no such action shall reduce the benefits or rights of any Disabled or Retired Member or his Beneficiary. In addition, the Employer may amend or modify any provision of this Plan as to any particular Member by agreement with such Member, provided that such agreement is in writing, is executed by both the Employer and the Member, and is filed with the Plan records. The provisions of any amendment or modification made by agreement between a Member and the Employer shall apply only to the Member so agreeing and no other.

     Section 9.08 A Member shall have the right to change his designated Beneficiary by notifying the Committee of such in writing. Such change shall become effective upon written acknowledgment of same by the Employer. Any payments made by the Employer to a Beneficiary in good faith and under the terms of the Plan shall fully discharge the Employer from all further obligations with respect to such payments.
     Section 9.09 This Plan shall be binding upon and inure to the benefit of the Employer, its successors and each Member and his heirs, executors, administrators and legal representatives.
     Section 9.10 This Plan shall be governed by the laws of New York. This Plan is solely between the Employer and the Member. The Member, his Beneficiary or other persons claiming through the Member shall only have recourse against the Employer for enforcement of the Plan.
     Section 9.11 Any words herein used in the masculine shall be read and construed in the feminine where they would so apply. Words in the singular shall be read and construed as though used in the plural in all cases where they would so apply.
     Section 9.12 The obligations of the Employer under this Plan shall be subject to all applicable laws, rules and regulations, and such approvals by governmental agencies as may be required or as the Employer deems advisable.
     Section 9.13 The Plan is intended to satisfy the requirements of Section 409A of the Code, and shall be interpreted and administered consistent with such intent. If, in the good faith judgment of the Committee, any provision of the Plan could cause any person to be subject to the interest and penalties imposed under Section 409A of the Code, such provision shall be modified by the Committee in its sole discretion to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the requirements of Section 409A of the Code, and, notwithstanding any provision in the Plan to the contrary, the Committee shall have broad authority to amend or to modify the Plan, without advance notice to or consent by any person, to the extent necessary or desirable to ensure that no Member be subject to tax under Section 409A of the Code. Any determinations made by the Committee under this Section 9.13 shall be final, conclusive and binding on all persons.

ARTICLE X
SPECIAL RULES IN THE EVENT OF A CHANGE OF CONTROL
     Section 10.01 Notwithstanding anything to the contrary in any other section of this Plan, in the event a Change of Control shall occur as defined in Section 2.06, neither the Employer nor its Board of Directors or the Committee shall thereafter terminate, modify or amend, in whole or in part, any or all of the provisions of this Plan.
     Section 10.02 If the employment of a Member is terminated voluntarily for Good Reason within 24 months after a Change of Control has occurred or involuntarily terminated (except for Cause) at any time after a Change of Control has occurred, said Member shall receive an immediate, lump sum distribution computed as of his date of termination of the Actuarial Equivalent of the monthly benefit he would have received under this Plan as if (1) he had continued as an employee of the Employer until the later of age 50 or his date of termination, and he had then elected to receive payments under this Plan; (2) he had at least 10 years of continuous service with the Employer as of the date of the Change of Control; and (3) he was granted written consent for Early Retirement under this Plan by the Committee. The lump sum Actuarial Equivalent of the monthly benefit he would have received shall be determined by assuming that he had continued in the employment of the Employer until the later of age 50 or his date of termination, and if under age 50 by assuming that he received the Final Monthly Earnings that he was receiving on the date of his termination until age 50. The amount shall be determined by computing the amounts set forth in Sections 10.02(a) through 10.02(e), and then subtracting the sum of the amounts in 10.02(b), 10.02(c), 10.02(d), and 10.02(e) from the amount in 10.02(a).
     Section 10.02(a) The lump sum Actuarial Equivalent computed as of his date of termination of a benefit payable monthly for life in the amount of a percentage, as specified in the schedule below, of the Member’s Final Monthly Earnings that he was receiving on his date of termination, assuming payments commence on the later of his date of termination or his fifty-fifth birthday.

BENEFIT AMOUNT
ATTAINED AGE	AS A % OF FINAL
AT TERMINATION	MONTHLY EARNINGS
Age 60 and below	44.0%
61	46.2
62	48.4
63	50.6
64	52.8
65	55.0
In addition, a Member shall receive an immediate lump sum distribution of the Actuarial Equivalent of the post retirement lump sum death benefit described in Sections 5.02 and 5.03 hereof, with the Actuarial Equivalent computed as of the Member’s date of termination, and for a Member under age 50, assuming that the death benefit would be payable only if death occurred after attainment of age 50.
The payments pursuant to this Section 10.02 shall be in lieu of payments to be made pursuant to Articles IV and V hereof.
     Section 10.02(b) The lump sum Actuarial Equivalent computed as of his date of termination of 100% of the monthly Primary Social Security benefit payable commencing at the later of his age at his date of termination or age 62. If, as of his date of termination, the Member is not yet age 50, then the monthly Primary Social Security benefit will be calculated by assuming that he had continued in the employment of the Employer until age 50 and by assuming that he received the same Final Monthly Earnings until that date. For all Members, the Primary Social Security benefit will be computed assuming he received no earnings after the later of age 50 or his date of termination until age 62.
     Section 10.02(c) The lump sum Actuarial Equivalent computed as of his date of termination of 100% of his monthly income calculated in the form of a straight life annuity under the Qualified Plan, commencing as of the earliest date (but not before his termination date) that the Member would be eligible to begin to receive monthly benefits from the Qualified Plan. If as of his date of termination the Member has not reached age 50 then the benefit to be received from the Qualified Plan will be calculated by assuming he had continued in the employment of the Employer until age 50, and by assuming that he received the same Final Monthly Earnings that he was receiving as of his date of termination until age 50, and assuming that he had continued to accrue a benefit under the Qualified Plan until age 50. The benefit from the Qualified Plan payable as of the earliest date that the Member could elect to receive a benefit under the Qualified Plan (or date of termination, if later) shall be reduced for early commencement (if any) according to the provisions of the Qualified Plan in effect as of the date of the Change of Control.

     Section 10.02(d) The balance of the hypothetical account maintained in accordance with the Qualified Plan, reflecting hypothetical Member and Employer contributions, and the assumed investment return, accumulated to the later of the date of termination or the Member’s 50th birthday.
     Section 10.02(e) The lump sum Actuarial Equivalent of the benefits, if any, the Member is eligible to receive from qualified plans of any previous employers, determined as of the date of termination assumed to be payable as of the earliest date that the Member could elect to have the benefit payable, or his age as of his date of termination, if later.
     Section 10.03 In the event of a Change of Control, the Committee shall elect either to:
     (i) provide each Retired Member with an immediate lump sum distribution of the Actuarial Equivalent of his Monthly Retirement Income computed as of the date of the Change of Control; in addition, provide each Retired Member with an immediate lump sum distribution of the Actuarial Equivalent of the post retirement lump sum death benefit described in Sections 5.02 and 5.03 hereof computed as of the date of the Change of Control; or
     (ii) provide sufficient funds to the existing “rabbi trust” for which The Bank of New York has been designated as trustee (or to any successor trustee), or in lieu of The Bank of New York, as trustees, to any similar legal entity selected by the Committee), to protect the Monthly Retirement Income and the post retirement lump sum death benefits which shall be payable to each Retired Member pursuant to Articles 4 and 5 hereof. In the event the Committee does not elect to comply with (i) or (ii) above within 30 days after a Change of Control has occurred, it shall be deemed as if the Committee had elected to comply with (i) above, and the lump sum payments referred to in (i) shall be made to Retired Members within 15 days thereafter. The payments pursuant to Section 10.03(i) shall be in lieu of any further benefits under the Plan.
     Section 10.04 The provisions of this Article X shall supersede and take precedence over the provisions of any of the other Sections of this Plan.
     Section 10.05 The reasonable legal fees incurred by any Member (or former Member who was a Member when the Change of Control occurred) or Retired Member to enforce his/her valid rights under this Article X shall be paid by the Employer to the Member or Retired Member in addition to sums otherwise due under this Plan, whether or not the Member or Retired Member is successful in enforcing his/her rights or whether or not the matter is settled.